Exhibit (g)(4)

MANAGEMENT FEE WAIVER AGREEMENT

PRIVACORE VPC ASSET BACKED CREDIT FUND

c/o UMB Fund Services, Inc.

235 West Galena Street

Milwaukee, WI 53212

June 11, 2025

Privacore Capital Advisors, LLC
1411 Broadway

New York, NY 10018

Ladies and Gentlemen:

Reference is made to the Investment Management Agreement dated June 11, 2025, by and between Privacore Capital Advisors, LLC (the "Adviser") and Privacore VPC Asset Backed Credit Fund (the "Fund"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund's Prospectus as currently in effect.

The Adviser hereby agrees, for each Class of Shares of the Fund, for (i) the six-month period beginning on the commencement of operations of the Fund (the "Initial Waiver Period"), to waive the annual rate of its Management Fee payable under the Investment Management Agreement; and (ii) the six-month period immediately thereafter (together with the Initial Waiver Period, the "Limitation Period"), to reduce the annual rate of its Management Fee payable under the Investment Management Agreement from 0.75% to 0.50% (collectively, the "Fee Waiver"). The Fee Waiver shall not apply to nor have any effect on the Incentive Fee payable pursuant to the terms of the Investment Management Agreement.

This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws of any jurisdiction to the contrary and the applicable provisions of the Investment Company Act of 1940, as amended (the "1940 Act"), if any. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of Delaware and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board, including a majority of the Independent Trustees. This Agreement may not be terminated by the Adviser prior to the expiration of the Limitation Period. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

The Adviser may extend or otherwise amend the terms of this Agreement, subject to approval of the Board, including a majority of the Independent Trustees, after the initial term of this Agreement.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

PRIVACORE VPC ASSET BACKED CREDIT FUND

By:	/s/ Kieran Murray
Name:	Kieran Murray
Title:	Secretary

PRIVACORE CAPITAL ADVISORS, LLC

By:	/s/ Brendan Boyle
Name:	Brendan Boyle
Title:	CEO

[Signature Page to the Management Fee Waiver]